Exhibit T3A.15
CERTIFICATE OF LIMITED PARTNERSIHP
OF
SOUTHWESTERN NEWSPAPERS COMPANY, L.P.
     The undersigned, desiring to form a limited partnership pursuant to the provisions of the Texas Revised Limited Partnership Act, hereby certifies the following
     1. The name of the Limited Partnership is “SOUTHWESTERN NEWSPAPERS COMPANY, L.P.”
     2 The principal office of the Limited Partnership is 900 Harrison, Amarillo, Texas 79166 and the registered office of the Limited Partnership is C.T Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, or at such other place as the General Partner shall from time to time designate The registered agent of the Limited Partnership shall be CT Corporation System at that address
     3 The name and business address of the Limited Partnership’s sole General Partner is as follows:
Morris Communications Corporation
725 Broad Street
Augusta, Richmond County
Georgia, 30901
     4 The Limited Partnership shall exist until December 31, 2050.
     IN WITNESS WHEREOF, the undersigned General Partner has executed this Certificate through its duly authorized officers under seal this 18th day of December, 1997.
GENERAL PARTNER

MORRIS COMMUNICATIONS CORPORATION, a Georgia corporation

By:	/s/ W.S. Morris IV

W.S. Morris IV
As Its President

Attest:	/s/ Shirley B. Bohling

Shirley B. Bohling As Its Assistant Secretary

(Corporate Seal)